January 11, 2019

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share our report for 2018, which was a year of record growth and profits. Our assets were $2.544 billion as of December 31, 2018, having increased $227 million for the year and representing a 10% year-over-year increase.

The net income for the year of 2018 was $32.594 million compared to $23.526 million in 2017 representing an increase of $9.068 million or 39%. This increase in income during 2018 was significantly affected by the 2017 Tax Cuts and Jobs Act which lowered the statutory tax rate from 35% to 21% effective January 1, 2018. The return on average assets of the bank was 1.35% for 2018 compared to 1.04% for 2017.

In December 2018 we opened our Cool Springs Office at 9200 Carothers Parkway in Franklin. The grand opening for this office was held on Sunday, January 13th. We are very excited to be in the Williamson County market.

Our new Operations Center continues to greatly enhance the operations of your bank. We are continuing to fine tune our operation as we seek to increase our efficiency. We are also focused on exploring technological enhancements in our operations.

As we reflect on 2018, we continued to promote our bank as “Middle Tennessee’s Community Bank” with our 28 locations in nine counties. We continued a television campaign which we believe has greatly enhanced our brand. We were recognized by “Bank Director” magazine as 13th in the nation among banks of $1 to $5 billion in total assets and 19th in banks of any size. The publication’s rankings are scored by profitability, capital adequacy and asset quality. Financial Management Consulting Group ranked us as the “11th best” bank in Tennessee and uses an evaluation that incorporates similar criteria plus efficiency and return on assets in its overall ratings. Once again, we received the highest “Five-Star” rating from Bauer Financial, Inc. based on September 2018 financial data. We were also recognized as one of “Tennessee’s Best Work Places” by The Tennessean for the fourth year in a row.

The Board of Directors has declared a $.55 per share dividend to shareholders of record as of January 2, 2019 and payable on January 18, 2019. The current price of your investment, based on the latest price at which shares of our common stock have been sold is $49.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we make our bank “The Bank of Choice” in each market we serve.

Sincerely,

/s/ Randall Clemons	/s/ Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company